                                            FILED PURSUANT TO RULE 424(b)(5)
                                            REGISTRATION NO. 333-38071

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 12, 1997)

                                5,375,000 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES
                         ------------------------------

     Crescent Real Estate Equities Company (collectively with its subsidiaries, the "Company") is a fully integrated real estate company operated as a real estate investment trust for federal income tax purposes (a "REIT"). The Company offers hereby 5,375,000 common shares of beneficial interest (the "Common Shares") to Merrill Lynch International ("MLI") at a price of $38.125 per share. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CEI." On December 12, 1997, the last reported sale price of the Common Shares on the NYSE was $38.125 per share. It is expected that delivery of the Common Shares offered hereby will be made in New York, New York, on or about December 19, 1997.

     Under certain circumstances, MLI may resell all or a portion of the 5,375,000 Common Shares directly, indirectly to or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any national securities exchange on which the Common Shares are listed or traded, in privately negotiated transactions, through sales involving any distribution reinvestment plan of the Company, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     SEE "RISK FACTORS" AT PAGE 2 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

          The date of this Prospectus Supplement is December 12, 1997.

                             ---------------------

Certain persons participating in this Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares offered hereby. See "Plan of Distribution."

                                  THE COMPANY

     On December 31, 1996, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The term "Company" includes, unless the context otherwise requires, Crescent Equities, the Predecessor Corporation, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), Crescent Real Estate Equities, Ltd. ("CREE Ltd.") and the other subsidiaries of Crescent Equities.

     The Company is a fully integrated real estate company operated as a real estate investment trust for federal income tax purposes (a "REIT") which, as of December 12, 1997, owned a portfolio of real estate assets (the "Properties") that included 79 office properties (the "Office Properties") with an aggregate of approximately 27.9 million net rentable square feet, approximately 91 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), five full-service hotels with a total of 1,900 rooms and two destination health and fitness resorts that can accommodate up to 442 guests daily (collectively, the "Hotel Properties"), the real estate mortgages and non-voting common stock in five residential development corporations (the "Residential Development Corporations"), which in turn, through joint ventures or partnership arrangements, own interests in 14 residential development properties (the "Residential Development Properties"), and seven retail properties (the "Retail Properties") with an aggregate of approximately 771,000 net rentable square feet. The Office Properties and the Retail Properties are located primarily in 21 metropolitan submarkets in Texas and Colorado. In addition, the Company owns a 40% interest in each of two partnerships, one of which owns Americold Corporation ("Americold") and the other of which owns URS Logistics, Inc. ("URS"). Americold and URS are the two largest suppliers of public refrigerated warehouse space in the United States and currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet.

     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.

     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.

                                USE OF PROCEEDS

     The Company intends to use the proceeds of the Offering (expected to be approximately $200.8 million after deducting expenses of the Offering) to reduce amounts outstanding under the Credit Facility. The advances under the Credit Facility that are to be repaid were used to finance approximately $160.5 million of the Company's investment in the two partnerships that own Americold and URS and approximately $40.3 million of the purchase price of the Bank One Center Office Property. Advances under the Credit Facility bear interest at the Eurodollar rate plus 120 basis points. The Credit Facility is unsecured and expires in June 2000.

                                   MANAGEMENT

     Set forth below is information with respect to the eight trust managers, all of whom joined the Company as directors in 1994 (except Melvin Zuckerman who became a trust manager in 1996) and the executive officers.

                                           TERM
                  NAME                    EXPIRES   AGE                            POSITION
                  ----                    -------   ---                            --------
Richard E. Rainwater....................  1997      53    Chairman of the Board of Trust Managers of the Company
John C. Goff............................  1999      42    Vice Chairman of the Board of Trust Managers of the Company
Gerald W. Haddock.......................  1998      50    President and Chief Executive Officer of the Company and
                                                            CREE Ltd., and Trust Manager of the Company
Anthony M. Frank........................  1997      66    Trust Manager of the Company
Morton H. Meyerson......................  1998      59    Trust Manager of the Company
William F. Quinn........................  1997      49    Trust Manager of the Company
Paul E. Rowsey, III.....................  1999      43    Trust Manager of the Company
Melvin Zuckerman........................  1997      69    Trust Manager of the Company
Dallas E. Lucas.........................   N/A      35    Senior Vice President, Chief Financial and Accounting
                                                            Officer of the Company and CREE Ltd.
David M. Dean...........................   N/A      37    Senior Vice President, Law, and Secretary of the Company
                                                            and CREE Ltd.
James M. Eidson, Jr. ...................   N/A      43    Senior Vice President, Acquisitions, of CREE Ltd.
William D. Miller.......................   N/A      39    Senior Vice President, Administration, of the Company and
                                                            CREE Ltd.
Bruce A. Picker.........................   N/A      33    Vice President and Treasurer of the Company and CREE Ltd.
Joseph D. Ambrose, III..................   N/A      46    Vice President, Administration, of CREE Ltd.
Jerry R. Crenshaw, Jr. .................   N/A      33    Vice President and Controller of CREE Ltd.
Barry L. Gruebbel.......................   N/A      42    Vice President, Property Management, of CREE Ltd.
Howard W. Lovett........................   N/A      40    Vice President, Corporate Leasing, of CREE Ltd.
John M. Walker, Jr. ....................   N/A      47    Vice President, Acquisitions, of CREE Ltd.
John L. Zogg, Jr. ......................   N/A      34    Vice President, Leasing and Marketing, of CREE Ltd.
Murphy C. Yates.........................   N/A      50    Director of Leasing and Operations, of CREE Ltd.

                            STRUCTURE OF THE COMPANY

     The Company is a fully integrated real estate company operating as a REIT for federal income tax purposes. The Company provides management, leasing and development services with respect to certain of its Properties. Crescent Equities is a Texas real estate investment trust which became the successor to the Predecessor Corporation, on December 31, 1996, through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The merger was structured to preserve the existing business, purpose, tax status, management, capitalization and assets, liabilities and net worth (other than due to the costs of the transaction) of the Predecessor Corporation, and the economic interests and voting rights of the stockholders of the Predecessor Corporation (who became the shareholders of Crescent Equities as a result of the merger).

     The direct and indirect subsidiaries of Crescent Equities include the Operating Partnership; CREE Ltd.; seven special purpose limited partnerships in which the Operating Partnership owns substantially all of the economic interests directly or indirectly, with the remaining interests owned indirectly by the Company through seven separate corporations, each of which is a wholly owned subsidiary of CREE Ltd. and the general partner of one of the seven limited partnerships. The Company conducts all of its business through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations.

     The following table sets forth, by subsidiary, the Properties owned by such subsidiary:

Operating Partnership:     The Addison, Addison Tower, The Amberton, AT&T Building,
                           Bank One Center(1), Bank One Tower, Canyon Ranch-Tucson,
                           Cedar Springs Plaza, Central Park Plaza, Chancellor Park(2),
                           Concourse Office Park, Denver Marriott City Center, Fountain
                           Place, Four Seasons Hotel-Houston, Frost Bank Plaza,
                           Greenway I, Greenway IA, Greenway II, Houston Center Office
                           Properties, MCI Tower, The Meridian, Miami Center, One
                           Preston Park, Palisades Central I, Palisades Central II,
                           Park Shops at Houston Center, Reverchon Plaza, Sonoma
                           Mission Inn & Spa, Spectrum Center(3), Stemmons Place, Three
                           Westlake Park(4), Trammell Crow Center(5), U.S. Home
                           Building, The Woodlands Office Properties(6), The Woodlands
                           Retail Properties(6), Valley Centre, Walnut Green, 44 Cook,
                           55 Madison, 160 Spear Street, 301 Congress Avenue(7), 1615
                           Poydras, 3333 Lee Parkway, 5050 Quorum and 6225 North 24th
                           Street
Crescent Real Estate       The Aberdeen, The Avallon, Caltex House, The Citadel,
  Funding I, L.P.          Continental Plaza, The Crescent Atrium, The Crescent Office
  ("Funding I")            Towers, Regency Plaza One and Waterside Commons
Crescent Real Estate       Albuquerque Plaza, Barton Oaks Plaza One, Briargate Office
  Funding II, L.P.         and Research Center, Hyatt Regency Albuquerque, Hyatt
  ("Funding II")           Regency Beaver Creek, Las Colinas Plaza, Liberty Plaza I &
                           II, MacArthur Center I & II, Ptarmigan Place, Stanford
                           Corporate Centre, Two Renaissance Square and 12404 Park
                           Central
Crescent Real Estate       Greenway Plaza Portfolio(8)
  Funding III, IV and
  V, L.P. ("Funding III,
  IV and V")
Crescent Real Estate       Canyon Ranch-Lenox
  Funding VI, L.P.
  ("Funding VI")
Crescent Real Estate       Behavioral Healthcare Facilities
  Funding VII, L.P.
  ("Funding VII")

---------------

(1) The Operating Partnership owns a 50% interest in the limited partnership that owns the Bank One Center.
(2) The Operating Partnership owns Chancellor Park through its ownership of a mortgage note secured by the building and through its direct and indirect interests in the partnership which owns the building.
(3) The Operating Partnership owns the principal economic interest in Spectrum Center through an interest in the partnership which owns both a mortgage note secured by the building and the ground leasor's interest in the land underlying the building.
(4) The Operating Partnership owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by the building.
(5) The Operating Partnership owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
(6) The Operating Partnership owns a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnerships that own The Woodlands Office and Retail Properties.
(7) The Operating Partnership owns a 49% limited partner interest and Crescent/301, L.L.C. a wholly owned subsidiary of the General Partner and the Operating Partnership, owns a 1% general partner interest in 301 Congress Avenue, L.P., the partnership that owns 301 Congress Avenue.
(8) Funding III owns the Greenway Plaza Portfolio, except for the central heated and chilled water plant building and Coastal Tower office building, both located within Greenway Plaza, which are owned by Funding IV and Funding V, respectively.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax considerations associated with an investment in the Common Shares offered hereby prepared by Shaw, Pittman, Potts & Trowbridge, tax counsel to Crescent Equities ("Tax Counsel"). This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of Crescent Equities or the Operating Partnership or to the purchase, ownership or disposition of the Common Shares is being requested from the Internal Revenue Service (the "IRS") or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions of Tax Counsel, such conclusions would prevail in court. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF CRESCENT EQUITIES

     Crescent Equities has made an election to be treated as a real estate investment trust under Sections 856 through 860 of the Code (as used in this section, a "REIT"), commencing with its taxable year ended December 31, 1994. Crescent Equities believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Crescent Equities intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code sections, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Tax Counsel, Crescent Equities qualified as a REIT under the Code with respect to its taxable years ending on or before December 31, 1996, and is organized in conformity with the requirements for qualification as a REIT, its manner of operation has enabled it to meet the requirements for qualification as a REIT as of the date of this Prospectus Supplement, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Crescent Equities and the Operating Partnership and is conditioned upon certain representations made by Crescent Equities and the Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Crescent Equities and the Operating Partnership. Moreover, continued qualification as a REIT will depend upon Crescent Equities' ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code, as discussed below. Accordingly, no assurance can be given that the actual stock ownership of Crescent Equities, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failing to qualify as a REIT, see "-- Taxation of Crescent Equities -- Failure to Qualify," below.

     If Crescent Equities qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investments in a corporation. However, Crescent Equities will be subject to federal income tax in the following circumstances. First, Crescent Equities will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. Second, under certain circumstances, Crescent Equities may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crescent Equities has "net income from foreclosure property," it will be subject to tax on such income at the highest corporate rate. "Foreclosure property" generally means real property and any personal property incident to such real property which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made, except that property ceases to be foreclosure property (i) after a two-year period (which in certain cases may be extended by the IRS) or, if earlier, (ii) when the REIT engages in construction on the property (other than for completion of certain improvements) or for more than 90 days uses the property in a business conducted other than through an independent contractor. "Net income from foreclosure property" means (a) the net gain from disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (b) other net income from foreclosure property which would not satisfy the 75% gross income test (discussed below). Property is not eligible for the election to be treated as foreclosure property if the loan or lease with respect to which the default occurs (or is imminent) was made, entered into or acquired by the REIT with an intent to evict or foreclose or when the REIT knew or had reason to know that default would occur. Fourth, if Crescent Equities has "net income derived from prohibited transactions," such income will be subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if Crescent Equities should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Crescent Equities fails the 75% or 95% test. Sixth, if, during each calendar year, Crescent Equities fails to distribute at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year, (ii) 95% of its "real estate investment trust capital gain net income" for such year, and (iii) any undistributed taxable income from prior periods, Crescent Equities will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Crescent Equities acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Crescent Equities' hands is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and Crescent Equities recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Crescent Equities, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Crescent Equities over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in regulations promulgated by the United States Department of Treasury under the Code ("Treasury Regulations") that have not yet been promulgated). (The results described above with respect to the recognition of "built-in gain" assume that Crescent Equities will make an election pursuant to IRS Notice 88-19.)

     Requirements of Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding certain distributions and the nature of its income and assets and properly files an election to be treated as a REIT. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months).

     Crescent Equities issued sufficient Common Shares pursuant to the Initial Offering to satisfy the requirements described in (5) and (6) above. While the existence of Exchange Rights may cause Limited Partners to be deemed to own the Common Shares they could acquire through the Exchange Rights, the amount of Common Shares that can be acquired at any time through the Exchange Rights is limited to an amount which, together with any other Common Shares actually or constructively deemed, under the Declaration of Trust, to be owned by any person, does not exceed the Ownership Limit (as defined in the accompanying Prospectus). See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus. Moreover, the ownership of Common Shares generally is limited under the Ownership Limit to no more than 8.0% of the outstanding Common Shares. In addition, the Declaration of Trust provides for restrictions regarding the ownership or transfer of Common Shares in order to assist Crescent Equities in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus.

     If a REIT owns a "qualified REIT subsidiary," the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. CREE Ltd., CRE Management I Corp. ("Management I"), CRE Management II Corp. ("Management II"), CRE Management III Corp. ("Management III"), CRE Management IV Corp. ("Management IV"), CRE Management V Corp. ("Management V"), CRE Management VI Corp. ("Management VI"), CRE Management VII Corp. ("Management VII"), CresCal Properties, Inc. and Crescent Commercial Realty Corp. are qualified REIT subsidiaries, and thus all of the assets (i.e., the respective partnership interests in the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V, Funding VI, Funding VII, CresCal Properties, L.P. and Crescent Commercial Realty Holdings, L.P.), liabilities and items of income, deduction and credit of CREE Ltd., Management I, Management II, Management III, Management IV, Management V, Management VI, Management VII, CresCal Properties, Inc. and Crescent Commercial Realty Corp. are treated as assets and liabilities and items of income, deduction and credit of Crescent Equities. Unless otherwise required, all references to Crescent Equities in this "Federal Income Tax Considerations" section refer to Crescent Equities and its qualified REIT subsidiaries.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of
Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, Crescent Equities' proportionate share of the assets, liabilities and items of income of the Operating Partnership and its subsidiary partnerships are treated as assets, liabilities and items of income of Crescent Equities for purposes of applying the requirements described herein.

     Income Tests. In order for Crescent Equities to achieve and maintain its qualification as a REIT, there are three requirements relating to Crescent Equities' gross income that must be satisfied annually. First, at least 75% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or mortgages on real property. These categories include, subject to various limitations, rents from real property, interest on mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property. Second, at least 95% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income qualifying under the 75% test and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for each taxable year, gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of Crescent Equities' gross income (including gross income from prohibited transactions) for such taxable year. Crescent Equities, through its partnership interests in the Operating Partnership and all subsidiary partnerships, believes it satisfied all three of these income tests for 1994, 1995 and 1996 and expects to satisfy them for subsequent taxable years.

     The bulk of the Operating Partnership's income is currently derived from rents with respect to the Office Properties, the Behavioral Healthcare Facilities, the Hotel Properties and the Retail Properties. Rents received by Crescent Equities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that a REIT may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property.

     Crescent Equities, based in part upon opinions of Tax Counsel as to whether various tenants, including CBHS and the lessees of the Hotel Properties, constitute Related Party Tenants, believes that the income it received in 1994, 1995 and 1996 and will receive in subsequent taxable years from (i) charging rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charging rent for personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly performing services considered to be rendered to the occupant of property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) entering into any lease with a Related Party Tenant, will not cause Crescent Equities to fail to meet the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     The Operating Partnership will also receive fixed and contingent interest on the Residential Development Property Mortgages. Interest on mortgages secured by real property satisfies the 75% and 95% gross income tests only if it does not include any amount the determination of which depends in whole or in part on the income of any person, except that (i) an amount is not excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales and (ii) income derived from a shared appreciation provision in a mortgage is treated as gain recognized from the sale of the secured property. Certain of the Residential Development Property Mortgages contain provisions for contingent interest based upon property sales. In the opinion of Tax Counsel, each of the Residential Development Property Mortgages constitutes debt for federal income tax purposes, any contingent interest derived therefrom will be treated as being based on a fixed percentage of sales, and therefore all interest derived therefrom will constitute interest received from mortgages for purposes of the 75% and 95% gross income tests. If, however, the contingent interest provisions were instead characterized as shared appreciation provisions, any resulting income would, because the underlying properties are primarily held for sale to customers in the ordinary course, be treated as income from prohibited transactions, which would not satisfy the 75% and 95% gross income tests, which would count toward the 30% gross income test, and which would be subject to a 100% tax.

     In connection with the 1997 distribution by Crescent Equities of the common stock of Crescent Operating, Crescent Equities was required to recognize gain equal to the excess, if any, of the fair market value of the assets distributed over the basis of Crescent Equities in them. In the opinion of Tax Counsel, such gain constituted gain on the sale of stock or securities for purposes of the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     In applying the 95% and 75% gross income tests to Crescent Equities, it is necessary to consider the form in which certain of its assets are held, whether that form will be respected for federal income tax purposes, and whether, in the future, such form may change into a new form with different tax attributes (for example, as a result of a foreclosure on debt held by the Operating Partnership). For example, the Residential Development Properties are primarily held for sale to customers in the ordinary course of business, and the income resulting from such sales, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests and would count as gain from the sale of assets for purposes of the 30% limitation. In addition, such income would be considered "net income from prohibited transactions" and thus would be subject to a 100% tax. The income from such sales, however, will be earned by the Residential Development Corporations rather than by the Operating Partnership and will be paid to the Operating Partnership in the form of interest and principal payments on the Residential Development Property Mortgages or distributions with respect to the stock in the Residential Development Corporations held by the Operating Partnership. In similar fashion, the income earned by the Hotel Properties, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests because it would not constitute "rents from real property." Such income is, however, earned by the lessees of these Hotel Properties and what the Operating Partnership receives from the lessees of these Hotel Properties is rent. Comparable issues are raised by the Operating Partnership's acquisition of subordinated debt secured by a Florida hotel and by the acquisition of an interest in the partnership which owns the hotel by Crescent Development Management Corporation ("CDMC"), one of the Residential Development Corporations. If such debt were recharacterized as equity, or if the ownership of the partnership were attributed from CDMC to the Operating Partnership, the Operating Partnership would be treated as receiving income from hotel operations rather than interest income on the debt or dividend income from CDMC. Furthermore, if Crescent Operating, Inc. were treated for federal income tax purposes as not separate from or an agent of either Crescent Equities or the Operating Partnership, or if Crescent Equities and Crescent Operating, Inc. were treated as a "stapled entity," the income, assets and activities of Crescent Operating, Inc. would be considered to be the income, assets and activities of Crescent Equities, with the result that Crescent Equities would fail to meet the 95% and 75% gross income tests or the asset tests discussed below. A similar consequence might follow if the loan of approximately $35.9 million from the Operating Partnership to Crescent Operating, Inc. does not constitute debt for federal income tax purposes.

     Tax Counsel is of the opinion that (i) the Residential Development Properties or any interest therein will be treated as owned by the Residential Development Corporations, (ii) amounts derived by the Operating Partnership from the Residential Development Corporations under the terms of the Residential Development Property Mortgages will qualify as interest or principal, as the case may be, paid on mortgages on real property for purposes of the 75% and 95% gross income tests, (iii) amounts derived by the Operating Partnership with respect to the stock of the Residential Development Corporations will be treated as distributions on stock (i.e., as dividends, a return of capital, or capital gain, depending upon the circumstances) for purposes of the 75% and 95% gross income tests, (iv) the leases of the Hotel Properties will be treated as leases for federal income tax purposes, and the rent payable thereunder will qualify as "rents from real property," (v) the subordinated debt secured by the Florida hotel will be treated as debt for federal income tax purposes, the income payable thereunder will qualify as interest, and CDMC's ownership of the partnership interest in the partnership which owns the hotel will not be attributed to the Operating Partnership, (vi) Crescent Operating, Inc. will be treated for federal income tax purposes as a corporate entity separate from and not an agent of either Crescent Equities or the Operating Partnership, and Crescent Operating, Inc. and Crescent Equities will not be treated as a stapled entity for federal income tax purposes; and (vii) the loan of approximately $35.9 million from the

Operating Partnership to Crescent Operating, Inc. will constitute debt for federal income tax purposes. Tax Counsel has provided opinions similar to those provided with respect to the Operating Partnership's investment in the Residential Development Corporations with respect to its investments in certain other entities through non-voting securities and secured debt. Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving transactions with terms substantially the same as those with respect to the Residential Development Corporations, the leases of the Hotel Properties and the relationship among Crescent Equities, the Operating Partnership and Crescent Operating, Inc.. Therefore, the opinions of Tax Counsel with respect to these matters are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert successfully a contrary position. If one or more of the leases of the Hotel Properties is not a true lease, part or all of the payments that the Operating Partnership receives from the respective lessee may not satisfy the various requirements for qualification as "rents from real property," or the Operating Partnership might be considered to operate the Hotel Properties directly. In that case, Crescent Equities likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, likely would lose its REIT status. Similarly, if the IRS were to challenge successfully the arrangements with the Residential Development Corporations or Crescent Operating, Inc., Crescent Equities' qualification as a REIT could be jeopardized.

     If any of the Residential Development Properties were to be acquired by the Operating Partnership as a result of foreclosure on any of the Residential Development Property Mortgages, or if any of the Hotel Properties were to be operated directly by the Operating Partnership or a subsidiary partnership as a result of a default by the lessee under the lease, such property would constitute foreclosure property for two years following its acquisition (or for up to an additional four years if an extension is granted by the IRS), provided that (i) the Operating Partnership or its subsidiary partnership conducts sales or operations through an independent contractor; (ii) the Operating Partnership or its subsidiary partnership does not undertake any construction on the foreclosed property other than completion of improvements which were more than 10% complete before default became imminent; and (iii) foreclosure was not regarded as foreseeable at the time Crescent Equities acquired the Residential Development Property Mortgages or leased the Hotel Properties. For so long as any of these properties constitutes foreclosure property, the income from such sales would be subject to tax at the maximum corporate rates and would qualify under the 75% and 95% gross income tests. However, if any of these properties does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests and, in the case of the Residential Development Properties, will count toward the 30% test and will be subject to the 100% tax.

     With regard to the sale of the Common Shares to an affiliate of Union Bank of Switzerland as well as the sale of Common Shares offered hereby to MLI, it is possible that Crescent Equities may receive certain payments in Common Shares, depending on the market price of the Common Shares upon settlement of the forward share purchase agreement. In the opinion of Tax Counsel, such payments will not constitute gross income and therefore will not be taken into account in the application of gross income tests.

     Crescent Equities anticipates that it will have certain income which will not satisfy the 75% or the 95% gross income test and/or which will constitute income whose receipt could cause Crescent Equities not to comply with the 30% gross income test. For example, income from dividends on the stock of the Residential Development Corporations and any gain recognized upon the distribution of the common stock of Crescent Operating, Inc. will not satisfy the 75% gross income test. Furthermore, the amount of gain Crescent Equities recognized upon this distribution depended upon the fair market value of the common stock of Crescent Operating, Inc. at the time of the distribution. Prior to the distribution, the Board of Trust Managers of Crescent Equities determined that the value of this stock was $.99 per share, but there can be no assurance that the IRS will agree with this determination in light of various factors including subsequent trading prices. It is also possible that certain income resulting from the use of creative financing or acquisition techniques would not satisfy the 75%, 95% or 30% gross income tests. Crescent Equities believes, however, that the aggregate amount of nonqualifying income will not cause Crescent Equities to exceed the limits on nonqualifying income under the 75%, 95% or 30% gross income tests.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% gross income test necessary to qualify as a REIT. Crescent Equities believes that no asset owned by the Operating Partnership is primarily held for sale to customers and that the sale of any of the Properties will not be in the ordinary course of business. Whether property is held primarily for sale to customers in the ordinary course of business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. No assurance can be given that Crescent Equities can (a) comply with certain safe-harbor provisions of the Code which provide that certain sales do not constitute prohibited transactions or (b) avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

     If Crescent Equities fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Crescent Equities' failure to meet such tests is due to reasonable cause and not to willful neglect, Crescent Equities attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crescent Equities would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax equal to approximately 100% of the corresponding net income would be imposed with respect to the excess of 75% or 95% of Crescent Equities' gross income over Crescent Equities' qualifying income in the relevant category, whichever is greater.

     Asset Tests. Crescent Equities, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crescent Equities' total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership, any partnerships in which the Operating Partnership owns an interest, or qualified REIT subsidiaries of Crescent Equities and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Crescent Equities), cash, cash items and government securities. Second, not more than 25% of Crescent Equities' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crescent Equities may not exceed 5% of the value of Crescent Equities' total assets, and Crescent Equities may not own more than 10% of any one issuer's outstanding voting securities. The 25% and 5% tests generally must be met for any quarter in which Crescent Equities acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights).

     The Operating Partnership owns 100% of the non-voting stock of each Residential Development Corporation. In addition, the Operating Partnership owns the Residential Development Property Mortgages. As stated above, in the opinion of Tax Counsel each of these mortgages will constitute debt for federal income tax purposes and therefore will be treated as a real estate asset; however, the IRS could assert that such mortgages should be treated as equity interests in their respective issuers, which would not qualify as real estate assets. By virtue of its ownership of partnership interests in the Operating Partnership, Crescent Equities will be considered to own its pro rata share of these assets. Neither Crescent Equities nor the Operating Partnership, however, will directly own more than 10% of the voting securities of any Residential Development Corporation at the end of any quarter of Crescent Equities' taxable year, and, in the opinion of Tax Counsel, Crescent Equities will not be considered to own any of such voting securities. In addition, Crescent Equities and its senior management believe that Crescent Equities' pro rata shares of the value of the securities of each Residential Development Corporation do not separately exceed 5% of the total value of Crescent Equities' total assets. This belief is based in part upon its analysis of the estimated values of the various securities owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of Crescent Equities as a REIT, is relying on the conclusions of Crescent Equities and its senior management as to the value of the various securities and other assets. There can be no assurance, however, that the IRS might not contend that the values of the various securities held by Crescent Equities through the Operating Partnership separately exceed the 5% value limitation or, in the aggregate, exceed the 25% value limitation or that the voting securities of the Residential Development Corporations should be considered to be owned by Crescent Equities. Finally, if the Operating Partnership were treated for tax purposes as a corporation rather than as a partnership, Crescent Equities would violate the 10% of voting securities and 5% of value limitations, and the treatment of any of the Operating Partnership's subsidiary partnerships as a corporation rather than as a partnership could also violate one or the other, or both, of these limitations. In the opinion of Tax Counsel, for federal income tax purposes the Operating Partnership and all the subsidiary partnerships will be treated as partnerships and not as either associations taxable as corporations or publicly traded partnerships. See
"-- Tax Aspects of the Operating Partnership and the Subsidiary Partnerships" below.

     As noted above, the 5% and 25% value requirements must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights). Although Crescent Equities plans to take steps to ensure that it satisfies the 5% and 25% value tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps (i) will always be successful; (ii) will not require a reduction in Crescent Equities' overall interest in the various corporations; or
(iii) will not restrict the ability of the Residential Development Corporations to increase the sizes of their respective businesses, unless the value of the assets of Crescent Equities is increasing at a commensurate rate.

     Annual Distribution Requirements. In order to qualify as a REIT, Crescent Equities is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the "real estate investment trust taxable income" of Crescent Equities (computed without regard to the dividends paid deduction and Crescent Equities' net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain excess noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crescent Equities timely files its tax return for such year, and if paid on or before the date of the first regular dividend payment after such declaration. To the extent that Crescent Equities does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular capital gains and ordinary corporate tax rates. Furthermore, if Crescent Equities should fail to distribute, during each calendar year, at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year; (ii) 95% of its "real estate investment trust capital gain income" for such year; and (iii) any undistributed taxable income from prior periods, Crescent Equities would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Crescent Equities believes that it has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") authorizes CREE Ltd., as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Crescent Equities to meet these distribution requirements. It is possible, however, that, from time to time, Crescent Equities may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at its "real estate investment trust taxable income." Issues may also arise as to whether certain items should be included in income. For example, Tax Counsel has opined that the Operating Partnership should include in income only its share of the interest income actually paid on the two mortgage notes secured by Spectrum Center and Three Westlake Park, respectively, and the two mortgage notes secured by Trammell Crow Center, all of which were acquired at a substantial discount, rather than its share of the amount of interest accruing pursuant to the terms of these investments, but opinions of counsel are not binding on the IRS or the courts. In this regard, the IRS has taken a contrary view in a recent technical advice memorandum concerning the accrual of original issue discount. The Company believes, however, that even if the Operating Partnership were to include in income the full amount of interest income accrued on these notes, and the Operating Partnership were not allowed any offsetting deduction for the amount of such interest to the extent it is uncollectible, the Company nonetheless would be able to satisfy the 95% distribution requirement without borrowing additional funds or distributing stock dividends (as discussed below). In addition, it is possible that certain creative financing or creative acquisition techniques used by the Operating Partnership may result in income (such as income from cancellation of indebtedness or gain upon the receipt of assets in foreclosure whose fair market value exceeds the Operating Partnership's basis in the debt which was foreclosed upon) which is not accompanied by cash proceeds. In this regard, the modification of a debt can result in taxable gain equal to the difference between the holder's basis in the debt and the principal amount of the modified debt. Tax Counsel has opined that the four mortgage notes secured by Spectrum Center, Three Westlake Park and Trammell Crow Center, were not modified in the hands of the Operating Partnership. Based on the foregoing, Crescent Equities may have less cash available for distribution in a particular year than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income for such year. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, Crescent Equities may find it appropriate to arrange for borrowings through the Operating Partnership or to pay distributions in the form of taxable share dividends.

     Under certain circumstances, Crescent Equities may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Crescent Equities' deduction for dividends paid for the earlier year. Thus, Crescent Equities may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crescent Equities will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Ownership Information. Pursuant to applicable Treasury Regulations, in order to be treated as a REIT, Crescent Equities must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its Equity Shares (as defined in the accompanying Prospectus). Crescent Equities believes that it has complied and intends to continue to comply with such requirements.

     Failure to Qualify. If Crescent Equities fails to qualify as a REIT in any taxable year and the relief provisions do not apply, Crescent Equities will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crescent Equities fails to qualify as a REIT will not be deductible by Crescent Equities; nor will they be required to be made. If Crescent Equities fails to qualify as a REIT, then, to the extent of Crescent Equities' current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crescent Equities will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to state whether in all circumstances Crescent Equities would be entitled to such statutory relief.

     Recent Legislation. On August 5, 1997, President Clinton signed the Taxpayer Relief Act of 1997. This legislation contains various amendments to the tax provisions governing REITs which were sponsored by the REIT industry and generally operate to liberalize the requirements for qualification as a REIT. The changes will be effective for taxable years beginning after the enactment date, which is 1998 and thereafter for Crescent Equities. At that time REITs will be permitted to earn up to one percent of their gross income from tenants, determined on a property-by-property basis, by furnishing services which are noncustomary or provided directly to the tenants, without causing the rental income fail to qualify as rents from real property; the 30% gross income test will be repealed; the REIT distribution requirements will not require distributions with respect to certain noncash income items such as income from the cancellation of indebtedness; the partnership attribution rules will be less inclusive, and so less likely to cause certain rents to be treated as being from a Related Party Tenant; and the definition of hedging income which qualifies under the 95% gross income test will be greatly expanded.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     For purposes of this summary, a "U.S. Shareholder" means a beneficial owner of Common Shares who or that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) a partnership to the extent the interest therein is owned by any of the persons described in clauses
(i), (ii), (iii), or (iv) above. As used herein, the term "Non-U.S. Shareholder" means a beneficial owner of Common Shares that is not a U.S. Shareholder.

     Any distribution declared by Crescent Equities in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crescent Equities and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crescent Equities during January of the following calendar year. As long as Crescent Equities qualifies as a REIT, distributions made to Crescent Equities' taxable U.S. Shareholders out of Crescent Equities' current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and, for corporate U.S. Shareholders, will not be eligible for the dividends received deduction. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crescent Equities' actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its Common Shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the U.S. Shareholder. U.S. Shareholders may not include any net operating losses or capital losses of Crescent Equities in their respective income tax returns.

     In general, any loss upon a sale or exchange of shares by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crescent Equities required to be treated by such U.S. Shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares is not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to an investment in Common Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by Crescent Equities of United States real property interests and not designated by Crescent Equities as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Crescent Equities. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to dividends from a REIT. Crescent Equities expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies (and, with regard to payments on or after January 1, 1999, the Non-U.S. Shareholder files IRS Form W-8 with Crescent Equities and, if the Common Shares are not traded on an established securities market, acquires a taxpayer identification number from the IRS) or
(ii) the Non-U.S. Shareholder has filed an IRS Form 4224 (or, with respect to payments on or after January 1, 1999, files IRS Form W-8) with Crescent Equities claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business. Distributions in excess of Crescent Equities' current and accumulated earnings and profits will be treated as a return of capital to the extent of the adjusted basis of a Non-U.S. Shareholder's shares and thereafter as capital gain, which will be taxable to the extent that the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of the Common Shares, as described below. Distributions in excess of current and accumulated earnings and profits are currently subject to withholding at the same 30% or lower treaty rate applicable to ordinary income dividends, but a Non-U.S. Shareholder may seek a refund of amounts of tax withheld in excess of the Non-U.S. Shareholder's actual U.S. tax liability, provided the required information is furnished to the IRS. Beginning with payments made on or after January 1, 1999, Crescent Equities will be permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current and accumulated earnings and profits. Such distributions will generally be subject to a 10% withholding tax, which may be refunded to the extent it exceeds the shareholder's actual U.S. tax liability, provided the required information is furnished to the IRS.

     For any year in which Crescent Equities qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Crescent Equities of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder, subject to possible exemption or rate reduction under an applicable tax treaty. Crescent Equities is required to withhold 35% of any distribution that could be designated by Crescent Equities as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if Crescent Equities is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. Crescent Equities believes that it is, and currently expects to continue to be, a "domestically controlled REIT," and in such case the sale of Common Shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's U.S. trade or business or
(ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate shareholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to the additional 30% branch profits tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares would be required to withhold and remit to the IRS 10% of the purchase price.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable solely to Crescent Equities' investment in the Operating Partnership and its subsidiary partnerships and represents the views of Tax Counsel. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification of the Operating Partnership and its Subsidiary Partnerships for Tax Purposes. In the opinion of Tax Counsel, based on the provisions of the Operating Partnership Agreement and the partnership agreements of the various subsidiary partnerships, certain factual assumptions and certain representations described in the opinion, the Operating Partnership and the subsidiary partnerships will each be treated as a partnership and neither an association taxable as a corporation for federal income tax purposes, nor a "publicly traded partnership" taxable as a corporation. Unlike a ruling from the IRS, however, an opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and its subsidiary partnerships as partnerships for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, Crescent Equities would fail to qualify as a REIT because it would not be able to satisfy the income and asset requirements. See "-- Taxation of Crescent Equities," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case Crescent Equities might incur a tax liability without any related cash distributions. See "-- Taxation of Crescent Equities," above. Further, items of income and deduction for the Operating Partnership would not pass through to the respective partners, and the partners would be treated as shareholders for tax purposes. The Operating Partnership would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income. Similarly, if any of the subsidiary partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, such treatment might cause Crescent Equities to fail to qualify as a REIT, and in any event such partnership's items of income and deduction would not pass through to its partners, and its net income would be subject to income tax at regular corporate rates.

     Income Taxation of the Operating Partnership and its Subsidiary Partnerships. A partnership is not a taxable entity for federal income tax purposes. Rather, Crescent Equities will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with the taxable year of Crescent Equities, without regard to whether Crescent Equities has received or will receive any cash distributions. The Operating Partnership's income, gains, losses, deductions and credits for any taxable year will include its allocable share of such items from its subsidiary partnerships.

     Tax Allocations with Respect to Pre-Contribution Gain. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties initially contributed to the Operating Partnership were substantially in excess of their adjusted tax bases. The Operating Partnership Agreement requires that allocations attributable to each item of initially contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable will not correspond exactly to the percentage interests of the partners. Upon the disposition of any item of initially contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes will be allocated for tax purposes to the contributing partner and, in addition, the Operating Partnership Agreement provides that any remaining gain will be allocated for tax purposes to the contributing partners to the extent that tax depreciation previously allocated to the noncontributing partners was less than the book depreciation allocated to them. These allocations are intended to be consistent with Section 704(c) of the Code and with Treasury Regulations thereunder. The tax treatment of properties contributed to the Operating Partnership subsequent to its formation is expected generally to be consistent with the foregoing.

     In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause Crescent Equities to be allocated lower depreciation and other deductions. This may cause Crescent Equities to recognize taxable income in excess of cash proceeds, which might adversely affect Crescent Equities' ability to comply with the REIT distribution requirements. See "-- Taxation of Crescent Equities," above.

SALE OF PROPERTY

     Generally, any gain realized by the Operating Partnership on the sale of real property, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Crescent Equities' share of any gain realized on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's business, however, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Crescent Equities," above. Such prohibited transaction income will also have an adverse effect upon Crescent Equities' ability to satisfy the income tests for status as a REIT for federal income tax purposes. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties, and to make such occasional sales of properties as are consistent with these investment objectives.

TAXATION OF THE RESIDENTIAL DEVELOPMENT CORPORATIONS

     A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Residential Development Corporations through dividends on non-voting common stock thereof held by the Operating Partnership and interest on the Residential Development Property Mortgages held by the Operating Partnership. The Residential Development Corporations will not qualify as REITs and will pay federal, state and local income taxes on their taxable incomes at normal corporate rates, which taxes will reduce the cash available for distribution by Crescent Equities to its shareholders. Crescent Equities anticipates that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the Residential Development Corporations, but there can be no assurance that this will be the case or that the IRS will not challenge such deductions. Any federal, state or local income taxes that the Residential Development Corporations are required to pay will reduce the cash available for distribution by Crescent Equities to its shareholders.

STATE AND LOCAL TAXES

     Crescent Equities and its shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The tax treatment of Crescent Equities and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas. The Texas franchise tax is imposed on each such entity with respect to the entity's "net taxable capital" and its "net taxable earned surplus" (generally, the entity's federal taxable income, with certain adjustments). The franchise tax on net taxable capital is imposed at the rate of 0.25% of an entity's net taxable capital. The franchise tax rate on "net taxable earned surplus" is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. Any Texas franchise tax that Crescent Equities is indirectly required to pay will reduce the cash available for distribution by Crescent Equities to shareholders. Even if an entity is doing business in Texas for Texas franchise tax purposes, the entity is subject to the Texas franchise tax only on the portion of the taxable capital or taxable earned surplus apportioned to Texas.

     As a Texas real estate investment trust, Crescent Equities will not be subject directly to the Texas franchise tax. However, Crescent Equities will be subject indirectly to the Texas franchise tax as a result of its interests in CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII, which will be subject to the Texas franchise tax because they are general partners of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII, and the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will be doing business in Texas.

     It is anticipated that Crescent Equities' Texas franchise tax liability will not be substantial because CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII are allocated only a small portion of the taxable income of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. In addition, Management VI and Funding VI are not anticipated to be subject to the Texas franchise tax.

     The Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will not be subject to the Texas franchise tax, under the laws in existence at the time of this Prospectus Supplement because they are partnerships instead of corporations. There is no assurance, however, that the Texas legislature will not expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII or enact other legislation which may result in subjecting Crescent Equities to the Texas franchise tax. Any statutory change by the Texas legislature may be applied retroactively.

     In addition, it should be noted that three of the Residential Development Corporations will be doing business in Texas and will be subject to the Texas franchise tax. Further, Crescent/301, L.L.C. will be subject to the Texas franchise tax because it is doing business in Texas and limited liability companies are subject to Texas franchise tax. However, this franchise tax should not be substantial because Crescent/301, L.L.C. owns a 1% interest in 301 Congress Avenue, L.P. Other entities that will be subject to the Texas franchise tax include CresTex Development, LLC and its member CresCal Properties, Inc. and any other corporations or limited liability companies doing business in Texas with Texas receipts. It is expected that the franchise tax liability of these entities will not be substantial.

     The Texas legislature considered in its 1997 regular session proposals for property tax relief in Texas. Such relief would have required increasing the proportion of education funding costs paid by the State of Texas and reducing the proportion paid by local property taxes. Alternatives for increasing State of Texas revenues that have been considered include broadening the franchise tax base to include other entities such as partnerships and real estate investment trusts, enactment of a new gross receipts tax, enactment of a new business activity tax, an increase in the sales tax and/or broadening the sales tax base. The Texas House of Representatives and the Texas Senate both passed different bills that would have broadened the franchise tax base to apply the franchise tax to business trusts such as Crescent Equities and partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. However, the conference committee was not able to work out the differences between these two bills and the Texas legislature adjourned the 1997 regular session without adopting such legislation. There can be no assurance that the Texas legislature will not enact similar legislation in its next regular session, beginning in 1999. A committee of the Texas House of Representatives is currently studying alternative methods and formulas to fund education in anticipation of the next regular session.

     Locke Purnell Rain Harrell (A Professional Corporation), special tax counsel to the Company ("Special Tax Counsel"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that, based on the current structure of Crescent Equities and based upon current law, it accurately summarizes the Texas franchise tax matters expressly described herein. Special Tax Counsel expresses no opinion on any other tax considerations affecting Crescent Equities or a holder of Common Shares, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

     Tax Counsel has not reviewed the discussion in this section with respect to Texas franchise tax matters and has expressed no opinion with respect thereto.

                              PLAN OF DISTRIBUTION

     The Company has agreed, pursuant to a Purchase Agreement entered into as of December 12, 1997 (the "Purchase Agreement") between the Company, the Operating Partnership, MLI and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), to sell the 5,375,000 Common Shares offered hereby to MLI for a total purchase price of approximately $205 million (representing a price per Common Share equal to $38.125, the last reported sale price of the Common Shares on December 12, 1997), and MLI has agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of such Common Shares. In connection with the sale of the Common Shares offered hereby, Merrill Lynch will receive from the Company a placement fee equal to approximately $4.1 million, representing 2% of the gross proceeds of the Offering. In a separate transaction entered into between the Company and MLI as of the same date as the Purchase Agreement, the Company entered into a Swap Agreement (the "Swap Agreement") relating to 5,375,000 Common Shares (the "Settlement Shares"), pursuant to which MLI will sell, as directed by the Company on or before December 12, 1998, by any one or more of the methods described below, a sufficient number of the Common Shares to achieve net sales proceeds equal to the market value of the Settlement Shares on December 12, 1997, plus a forward accretion component, minus an adjustment for the Company's distribution rate. In addition, MLI will have the right to cause a sale of all or a portion of the Common Shares that are the subject of the Swap Agreement under certain market conditions. The precise number of the Common Shares that will be required to be sold pursuant to the Swap Agreement will depend primarily on the market price of the Common Shares at the time of settlement. If such number of Common Shares is greater than the number of Settlement Shares as a result of a decrease in the market price of the Common Shares, the Company will deliver additional Common Shares to MLI. If such number of Common Shares is less than the number of Settlement Shares as a result of an increase in the market price of the Common Shares, MLI will deliver Common Shares or, at the option of the Company, cash to the Company.

     The methods by which MLI may resell or distribute all or a portion of the 5,375,000 Common Shares pursuant to the Swap Agreement include, without limitation, one or more of the following: (i) an underwritten fixed price offering of the Common Shares, (ii) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus,
(iv) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE, (v) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (vi) an offering at other than a fixed price on or through the facilities of the NYSE or to or through a market maker otherwise than on the NYSE, (vii) privately negotiated transactions, (viii) sales to any distribution reinvestment plan now or hereafter established by the Company, or to any agent acting on behalf of such plan, for sale to participants in such plan, (ix) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; and (x) by any other legally available means. In effecting sales, brokers or dealers engaged by MLI may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. MLI may from time to time deliver all or a portion of the Common Shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. MLI and the broker-dealers participating in the distribution of the Common Shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of the Common Shares by MLI and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Underwriters, brokers, dealers or agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The Common Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices. It is anticipated that the Company will not receive any of the proceeds from any such resale of the Common Shares.

     In the Purchase Agreement, the Company and the Operating Partnership have agreed to indemnify MLI and Merrill Lynch in connection with such resales against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments MLI may be required to make in respect thereof. Insofar as indemnification of MLI for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Merrill Lynch and MLI from time to time provide investment banking and financial advisory services to the Company, for which customary compensation has been received. In addition, Merrill Lynch provided an opinion to the Operating Partnership and a special committee of the Board of Trust Managers in connection with the acquisition of the Behavioral Healthcare Facilities and related transactions, for which customary compensation has been received.

                                 LEGAL MATTERS

     The legality of the Common Shares offered hereby will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C. Certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, which will rely, as to all Texas franchise tax matters, upon the opinion of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

PROSPECTUS

                                 $1,500,000,000

                                [CRESCENT LOGO]

           PREFERRED SHARES, COMMON SHARES AND COMMON SHARE WARRANTS

                             ---------------------

     Crescent Real Estate Equities Company (the "Company") may from time to time offer, in one or more series, (i) preferred shares of beneficial interest, par value $0.01 per share ("Preferred Shares"), (ii) common shares of beneficial interest, par value $0.01 per share ("Common Shares"), and (iii) warrants exercisable for Common Shares ("Common Share Warrants"), with an aggregate public offering price of up to $1,500,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Preferred Shares, Common Shares and Common Share Warrants (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the offering price; (ii) in the case of Common Shares, any public offering price; and (iii) in the case of Common Share Warrants, the specific title and aggregate number, and the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information as to all material U.S. federal income tax considerations relevant to an investment in, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such class or series of Securities.

SEE "RISK FACTORS" AT PAGE 2 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO
                        AN INVESTMENT IN THE SECURITIES.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS DECEMBER 12, 1997.

                                  THE COMPANY

     Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), together with its subsidiaries, is a fully integrated real estate company operating as a real estate investment trust for federal income tax purposes (a "REIT"). The term "Company" includes, as the context requires, Crescent Real Estate Equities, Inc., formerly a Maryland corporation and the predecessor of Crescent Equities (the "Predecessor Corporation"), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the other subsidiaries of the Crescent Equities.

     As of December 12, 1997, the Company directly or indirectly owned a portfolio of real estate assets (the "Properties") located primarily in 21 metropolitan submarkets in Texas and Colorado. The Properties include 79 office properties (the "Office Properties") with an aggregate of approximately 27.9 million net rentable square feet, approximately 91 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), five full-service hotels with a total of 1,900 rooms and two destination health and fitness resorts that can accommodate up to 442 guests daily (collectively, the "Hotel Properties"), real estate mortgages relating to, and non-voting common stock in, five residential development corporations (the "Residential Development Corporations"), which in turn, through joint ventures or partnership arrangements, own interests in 14 residential development properties (the "Residential Development Properties"), and seven retail properties (the "Retail Properties") with an aggregate of approximately 771,000 net rentable square feet. In addition, the Company owns a 40% interest in each of two partnerships, one of which owns Americold Corporation ("Americold") and the other of which owns URS Logistics, Inc. ("URS"). Americold and URS are the two largest suppliers of public refrigerated warehouse space in the United States and currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet.

     The Company, as a fully integrated real estate company, provides management, leasing and development services with respect to certain of its Properties. As of September 30, 1997, the Company had approximately 345 employees and its executive officers had more than 175 years of combined experience in the real estate industry.

     The Company owns its assets and carries on its operations and other activities through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. Crescent Real Estate Equities, Ltd., the sole 1% general partner of the Operating Partnership (the "General Partner"), controls the Operating Partnership, and Crescent Equities is the sole stockholder of the General Partner. In addition, as of September 30, 1997, the Company owned an approximately 88% limited partner interest in the Operating Partnership.

     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.

                                  RISK FACTORS

     Prospective investors should carefully consider the following summary information in conjunction with the other information contained in this Prospectus and the more detailed information on risks of investment contained in the applicable Prospectus Supplement relating thereto before purchasing Securities.

CONCENTRATION OF ASSETS

     A significant portion of the Company's assets are, and revenues are derived from, Properties located in the metropolitan areas of Dallas-Fort Worth and Houston, Texas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas-Fort Worth or Houston metropolitan areas or other geographic markets in which the Company in the future may acquire substantial assets could have a substantial effect on the financial condition and results of operations of the Company.

RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW ASSETS

     From the closing of the Company's initial public offering in May 1994 through September 30, 1997, the Company has experienced rapid growth, increasing its total assets by approximately 940 percent. There can be no assurance that the Company will be able to manage its growth effectively, or that the Company will be able to maintain its current rate of growth in the future, and the failure to do so may have a material adverse effect on the financial condition and results of operations of the Company.

PURCHASES FROM FINANCIALLY DISTRESSED SELLERS

     Implementation of the Company's strategy of investing in real estate assets in distressed circumstances has resulted in the acquisition of certain Properties from owners that were in poor financial condition, and such strategy is expected to result in the purchase of additional properties under similar circumstances in the future. In addition to general real estate risks, properties acquired in distress situations present risks related to inadequate maintenance, negative market perception and continuation of circumstances which precipitated the distress originally.

CHANGE IN POLICIES

     The Board of Trust Managers provides guidance to the senior management of the Operating Partnership regarding the Company's operating and financial policies and strategies, including its policies and strategies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions. These policies and strategies may be revised, from time to time, without shareholder approval. Changes in the Company's policies and strategies could adversely affect the Company's financial condition and results of operations. In addition, the Company has the right and intends to acquire additional real estate assets pursuant to and consistent with its investment strategies and policies without shareholder approval.

POSSIBLE ADVERSE CONSEQUENCES OF OWNERSHIP LIMIT

     The limitation on ownership of Common Shares set forth in the Company's Restated Declaration of Trust (the "Declaration of Trust") could have the effect of discouraging offers to acquire the Company and of inhibiting or impeding a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such a transaction. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

RELIANCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Mr. Richard E. Rainwater, Chairman of the Board of Trust Managers, and other senior management personnel. While the Company believes that it could find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Company. Mr. Rainwater has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. John C. Goff, Trust Manager and Vice Chairman of the Board of Trust Managers, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager, have entered into employment agreements with the Company, and Messrs. Rainwater, Goff and Haddock each has entered into a noncompetition agreement with the Company. The Company has not obtained key-man insurance for any of its senior management personnel.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     The Company intends to continue to operate in a manner so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders, so long as it distributes at least 95 percent of its taxable income currently and satisfies certain other highly technical and complex requirements. Unlike many REITs, which tend to make only one or two types of real estate investment, the Company invests in a broad range of real estate products, and certain of its investments are more complicated than those of other REITs. As a result, the Company is likely to encounter a greater number of interpretative issues under the REIT qualification rules, and more such issues which lack clear guidance, than are other REITs. The Company, as a matter of policy, regularly consults with outside tax counsel in structuring its new investments. The Company has received an opinion from Shaw, Pittman, Potts and Trowbridge ("Tax Counsel") that the Company qualified as a REIT under the Code for its taxable years ending on or before December 31, 1996, is organized in conformity with the requirements for qualification as a REIT under the Code and its proposed manner of operation will enable it to continue to meet the requirements for qualification as a REIT. However, this opinion is based upon certain representations made by the Company and the Operating Partnership and upon existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Furthermore, Tax Counsel's opinion is not binding upon either the Internal Revenue Service or the courts. Because the Company's qualification as a REIT in its current and future taxable years depends upon its meeting the requirements of the Code in future periods, no assurance can be given that the Company will continue to qualify as a REIT in the future. If, in any taxable year, the Company were to fail to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification was lost. The additional tax liability resulting from the failure to so qualify would significantly reduce the amount of funds available for distribution to shareholders. The applicable Prospectus Supplement will contain information, where applicable, as to all material U.S. federal income tax considerations relevant to an investment in the Securities covered by such Prospectus Supplement.

RISKS RELATING TO DEBT

     The Company's organizational documents do not limit the level or amount of debt that it may incur. It is the Company's current policy to pursue a strategy of conservative use of leverage, generally with a ratio of debt to total market capitalization targeted at approximately 40 percent, although this policy is subject to reevaluation and modification by the Company and could be increased above 40 percent. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the Company's ability to borrow money and meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Company.

RISKS RELATING TO CONTROL OF CERTAIN PROPERTIES

     Hotel Risks. The Company has leased the Hotel Properties to subsidiaries of an affiliate of the Company, Crescent Operating, Inc., and such subsidiaries, rather than the Company, are entitled to exercise all rights of the owner of the respective hotel. The Company will receive both base rent and a percentage of gross sales above a certain minimum level pursuant to the leases, which expire between 2004 and 2007. As a result, the Company will participate in the economic operations of the Hotel Properties only through its indirect participation in gross sales. To the extent that operations of the Hotel Properties may affect the ability of such subsidiaries to pay rent, the Company also may indirectly bear the risks associated with any increases in expenses. Each of the Hotel Properties is managed pursuant to a management agreement. The amount of rent payable to the Company under the leases with respect to the Hotel Properties will depend on the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase revenues from the Hotel Properties. Accordingly, the Company's results of operations will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the Hotel Properties, the ability of the subsidiaries and the managers of the Hotel Properties to maintain and increase gross revenues at the Hotel Properties, competition in the hotel industry and other factors relating to the operation of the Hotel Properties. In addition, the Company, expects, in accordance with the terms of an intercompany agreement between the Company and Crescent Operating, Inc. (the "Intercompany Agreement"), to lease any hotel properties that it may acquire in the future to Crescent Operating, Inc. (or a subsidiary or subsidiaries) which, as lessees of any such hotel properties, will be entitled to exercise all rights of the owner. See "-- Real Estate Risks Specific to the Company's Business -- Potential Conflicts of Interest."

     Lack of Control of Residential Development Corporations. The Company is not able to elect the boards of directors of the Residential Development Corporations, and does not have the authority to control the management and operation of the Residential Development Corporations. As a result, the Company does not have the right to control the timing or amount of dividends paid by the Residential Development Corporations and, therefore, does not have the authority to require that funds be distributed to it by any of these entities.

     Lack of Control of Americold and URS. The Company owns, through two subsidiaries, a 40% interest in each of two partnerships, one of which owns Americold and the other of which owns URS. The remaining 60% interest in the partnerships is owned by two subsidiaries of Vornado Realty Trust (collectively, "Vornado"). Under the terms of the existing partnership agreements for each of the partnerships, Vornado has the right to make all decisions relating to the management and operation of the partnerships other than certain major decisions that require the approval of both the Company and Vornado. The partnership agreement for each of the partnerships provides for a buy-sell arrangement upon a failure of the Company and Vornado to agree on any of the specified major decisions which, until November 1, 2000, can only be exercised by Vornado. In addition, the Company has offered to Crescent Operating, Inc., and expects to transfer for value, its voting interests in the two subsidiaries that hold the interests in the partnerships (representing an approximately 5% economic interest in each of the subsidiaries) to Crescent Operating, Inc. (or to another entity if Crescent Operating, Inc. does not accept the offer), and thereafter the owner of the voting interests, rather than the Company, will be entitled to approve certain major decisions relating to the partnerships. See "-- Real Estate Risks Specific to the Company's Business -- Risks of Joint Ownership of Assets."

GENERAL REAL ESTATE RISKS

     Uncontrollable Factors Affecting Performance and Value. The economic performance and value of the Company's real estate assets will be subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in general national, regional and local economic and market conditions. Such local real estate market conditions may include excess supply and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in the Residential Development Properties) and the availability of financing.

     Illiquidity of Real Estate Investments. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its property, as well as certain other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. Prior to the Company's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Company or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

REAL ESTATE RISKS SPECIFIC TO THE COMPANY'S BUSINESS

     Investment Risks. In implementing its investment strategies, the Company has invested in a broad range of real estate assets, and in the future, may invest in additional types of real estate assets not currently included in its portfolio. There can be no assurance, however, that the Operating Partnership will be able to implement its investment strategies successfully in the future. As a result of its real estate investments, the Operating Partnership will be subject to risks, in addition to general real estate risks, relating to the specific assets and asset types in which it invests. For example, the Operating Partnership is subject to risks that, upon expiration, leases for space in the Office Properties and Retail Properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the Company is subject to risks relating to the Behavioral Healthcare Facilities, including the effect of any failure of the tenant to make required lease payments (which equal more than 10% of the Company's current base rental revenues); the effects of factors, such as regulation of the healthcare industry and limitations on government disbursement programs, on the ability of the tenant to make the required lease payments, and the limited number of replacement tenants in the event of default under, or non-renewal of, the lease. Similarly, the Company is subject to the risk that the success of its investment in the Hotel Properties will be highly dependent upon the ability of the Hotel Properties to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities.

     Risks of Joint Ownership of Assets. The Company has the right to invest in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. See "-- Risks Relating to Control of Certain Investments -- Lack of Control of Americold and URS."

     Potential Conflicts of Interest. The Company has entered into the Intercompany Agreement with Crescent Operating, Inc., pursuant to which each has agreed to provide the other with rights to participate in certain transactions. The certificate of incorporation of Crescent Operating, Inc., as amended and restated, generally prohibits Crescent Operating, Inc., for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Operating Partnership was first given the opportunity but elected not to pursue such activities or investments. In addition, subsidiaries of Crescent Operating, Inc. are the lessees of each of the Hotel Properties, and Crescent Operating, Inc. owns a 50% interest in the entity which is the lessee of the Behavioral Healthcare Facilities and the Company's largest tenant in terms of current base rent. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, Inc., and Gerald W. Haddock also serves as President, Chief Executive Officer and a director of Crescent Operating, Inc., and serves as President, Chief Executive Officer and a trust manager of the Company. As of September 30, 1997, senior management and the trust managers of the Company beneficially owned approximately 17.2% of the Company's common equity (consisting of Common Shares and units of ownership interest in the Operating Partnership ("Units"), including vested options to purchase Common Shares and

Units) and approximately the same percentage of the outstanding common stock of Crescent Operating, Inc. The common management and ownership among these entities may lead to conflicts of interest in connection with transactions between the Operating Partnership and Crescent Operating, Inc.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership, which would use such net proceeds for general business purposes, including the acquisition and development of additional properties and other acquisition transactions, the payment of certain outstanding debt and improvements to certain properties in the Company's portfolio.

       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARES DIVIDENDS

     The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1997, for the years ended December 31, 1996 and 1995, and for the period from May 4, 1994 to December 31, 1994 were 2.42, 2.01, 2.60 and 3.85.
There were no preferred shares outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred shares dividends is identical to the ratio of earnings to fixed charges.

     Prior to completion of the Company's initial public offering in May 1994, the Company's predecessors, which consisted of a group of affiliated entities owned and controlled by Mr. Rainwater, utilized traditional single asset mortgage loans and construction loans as their principal source of outside capital. In connection with completion of the initial public offering, the Company reorganized the predecessor entities into a single consolidated entity and substantially deleveraged their asset base. As a result of these factors, the Company does not consider information relating to the ratio of earnings to fixed charges for the periods prior to the completion of the initial public offering to be meaningful.

     For the purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

     The Declaration of Trust of the Company authorizes the Board of Trust Managers to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share (the "Preferred Shares"). See "Certain Provisions of the Declaration of Trust, Bylaws and Texas Law -- Preferred Shares." The Declaration of Trust also authorizes the issuance of up to an aggregate of 100,000,000 Excess Shares issuable in exchange for Preferred Shares as described below at "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

     Under the Company's Declaration of Trust, the Board of Trust Managers may from time to time establish and issue one or more series of Preferred Shares without shareholder approval. The Board of Trust Managers may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Trust Managers has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. Preferred Shares will, when issued, be fully paid and nonassessable.

     The following description of Preferred Shares sets forth certain general terms and provisions of Preferred Shares to which any Prospectus Supplement may relate. The statements below describing Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and the Company's Amended and Restated Bylaws (the "Bylaws").

     The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation: (i) the title and stated value of such Preferred Shares; (ii) the number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares; (iv) the date from which dividends on such Preferred Shares shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Shares; (vi) the provision for a sinking fund, if any, for such Preferred Shares; (vii) the provision for redemption, if applicable, of such Preferred Shares; (viii) any listing of such Preferred Shares on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares; (xi) a discussion of federal income tax considerations applicable to such Preferred Shares; (xii) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xiv) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to Preferred Shares, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to Preferred Shares. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trust Managers, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trust Managers of the Company.

     Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trust Managers fails to declare a dividend payable on a dividend payment date on any series of Preferred Shares for which dividends are noncumulative, then the holders of such series of Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then-current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then-current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, any series of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then-current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and the series of Preferred Shares to be redeemed; (iii) the redemption to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the designating amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

     Under Texas law, no shareholder, including holders of Preferred Shares, shall be personally liable for any contractual obligation of the Company on the basis (i) that the person is or was the alter ego of the Company, or (ii) of actual or constructive fraud, a sham to perpetrate a fraud, or similar theory, unless the obligee demonstrates that the shareholder caused the Company to be used for the purpose of perpetrating and did perpetrate an actual fraud on the obligee primarily for the direct personal benefit of the shareholder.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Shares -- Ownership Limits and Restrictions on Transfer," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the designating amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of Preferred Shares.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     The Declaration of Trust authorizes the Board of Trust Managers to issue up to 250,000,000 Common Shares, as well as 250,000,000 Excess Shares, par value $0.01 per share, issuable in exchange for Common Shares as described below at "-- Ownership Limits and Restrictions on Transfer." The Common Shares are listed on the New York Stock Exchange under the symbol "CEI."

     Subject to such preferential rights as may be granted by the Board of Trust Managers in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such distributions as may be declared on the Common Shares by the Board of Trust Managers in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code (i) not more than 50% in value of outstanding equity securities of all classes ("Equity Shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year;
(ii) the Equity Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain percentages of the Company's gross income must come from certain activities.

     To ensure that five or fewer individuals do not own more than 50% in value of the outstanding Equity Shares, the Declaration of Trust provides generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 8.0% of the issued and outstanding Common Shares (the "Common Share Ownership Limit") or more than 9.9% of the issued and outstanding shares of any series of

Preferred Shares (the "Preferred Shares Ownership Limit"). In addition, the Declaration of Trust separately provides that Mr. Rainwater, the Chairman of the Board of Trust Managers, and certain related persons together may own, or be deemed to own, by virtue of certain attribution provisions of the Code, up to 8.0% (the "Rainwater Ownership Limit") of the issued and outstanding Common Shares (collectively, the "Ownership Limit"). The Board of Trust Managers, upon receipt of a ruling from the IRS, an opinion of counsel, or other evidence satisfactory to the Board of Trust Managers, in its sole discretion, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any person that is not an individual (as defined in Section 542(a)(2) of the Code). In connection with any such waiver or change, the Board of Trust Managers may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of Equity Shares on the Company's status as a REIT for federal income tax purposes.

     In addition, the Board of Trust Managers, from time to time, may increase the Common Shares Ownership Limit, except that (i) the Common Shares Ownership Limit may not be increased and no additional limitations may be created if, after giving effect thereto, the Company would be "closely held" within the meaning of Section 856(h) of the Code and (ii) the Common Shares Ownership Limit may not be increased to a percentage that is greater than 9.9%. Under the Declaration of Trust, neither the Preferred Shares Ownership Limit nor the Rainwater Ownership Limit may be increased. The Board of Trust Managers may reduce the Rainwater Ownership Limit, with the written consent of Mr. Rainwater, after any transfer permitted by the Declaration of Trust. Prior to any modification of the Ownership Limit or the Rainwater Ownership Limit, the Board of Trust Managers will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company's status as a REIT.

     Under the Declaration of Trust, the Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving the Company's status as a REIT for federal income tax purposes, the Ownership Limit may prevent any person or small group of persons from acquiring control of the Company.

     The Declaration of Trust of the Company also provides that if an issuance, transfer or acquisition of Equity Shares (i) would result in a holder exceeding the Ownership Limit, (ii) would cause the Company to be beneficially owned by less than 100 persons, (iii) would result in the Company being "closely held" within the meaning of Section 856(h) of the Code or (iv) would otherwise result in the Company failing to qualify as a REIT for federal income tax purposes, such issuance, transfer or acquisition shall be null and void to the intended transferee or holder, and the intended transferee or holder will acquire no rights to the shares. Pursuant to the Declaration of Trust, Equity Shares owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize the Company's status as a REIT under the Code will automatically be converted to Excess Shares. A holder of Excess Shares is not entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee on Excess Shares pursuant to the Company's Declaration of Trust will be required to be repaid to the Company upon demand. Excess Shares will be subject to repurchase by the Company at its election. The purchase price of any Excess Shares will be equal to the lesser of
(i) the price in such proposed transaction or (ii) either (a) if the shares are then listed on the New York Stock Exchange, the fair market value of such shares reflected in the average closing sales prices for the shares on the 10 trading days immediately preceding the date on which the Company or its designee determines to exercise its repurchase right; or (b) if the shares are not then so listed, such price for the shares on the principal exchange (including the Nasdaq National Market) on which such shares are listed; or (c) if the shares are not then listed on a national securities exchange, the latest quoted price for the shares; or (d) if not quoted, the average of the high bid and low asked prices if the shares are then traded over-the-counter, as reported by the Nasdaq Stock Market; or (e) if such system is no longer in use, the principal automated quotation system then in use; or (f) if the shares are not quoted on such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares; or (g) if there is no such market maker or such closing prices otherwise are unavailable, the fair market value, as determined by the Board of Trust Managers in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. The Declaration of Trust also establishes certain restrictions relating to transfers of any Exchange Shares that may be issued. If such transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Company will have the option to deem the intended transferee of any Excess Shares to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     Under the Declaration of Trust, the Company has the authority at any time to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares is deemed to be outstanding would, in the opinion of nationally recognized tax counsel, jeopardize the status of the Company as a REIT for federal income tax purposes.

     All certificates issued by the Company representing Equity Shares will bear a legend referring to the restrictions described above.

     The Declaration of Trust of the Company also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% of the outstanding Equity Shares (or such lower percentage as may be set by the Board of Trust Managers), must file an affidavit with the Company containing information specified in the Declaration of Trust no later than January 31 of each year. In addition, each shareholder, upon demand, shall be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the trust managers deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

     The ownership limitations described above may have the effect of precluding acquisitions of control of the Company by a third party. See "Certain Provisions of the Declaration of Trust, Bylaws and Texas Law."

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Shares is BankBoston, N.A.

                      DESCRIPTION OF COMMON SHARE WARRANTS

     The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Common Share Warrants; (ii) the aggregate number of such Common Share Warrants; (iii) the price or prices at which such Common Share Warrants will be issued; (iv) the number of shares of Common Shares purchasable upon exercise of such Common Share Warrants; (v) the designation and terms of any other Securities offered thereby with which such Common Share Warrants are to be issued and the number of such Common Share Warrants issued with each such Security offered thereby; (vi) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be separately transferable;

(vii) the price at which the Common Shares purchasable upon exercise of such Common Share Warrants may be purchased; (viii) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum number of such Common Share Warrants which may be exercised at any one time; (x) information with respect to book entry procedures, if any; (xi) any limitations on the acquisition or ownership of such Common Share Warrants which may be required in order to maintain the status of the Company as a REIT; (xii) a discussion of certain federal income tax considerations; and (xiii) any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

     Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the exercise of the Common Share Warrants, including a description of certain restrictions on the ownership of Common Shares.

      CERTAIN PROVISIONS OF THE DECLARATION OF TRUST, BYLAWS AND TEXAS LAW

     The Declaration of Trust and the Bylaws of the Company contain certain provisions that may inhibit or impede acquisition or attempted acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Trust Managers. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is only a summary of the terms of the Declaration of Trust and Bylaws (copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part). See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

STAGGERED BOARD OF TRUST MANAGERS

     The Declaration of Trust and the Bylaws provide that the Board of Trust Managers will be divided into three classes of trust managers, each class constituting approximately one-third of the total number of trust managers, with the classes serving staggered three-year terms. The classification of the Board of Trust Managers will have the effect of making it more difficult for shareholders to change the composition of the Board of Trust Managers, because only a minority of the trust managers are up for election, and may be replaced by vote of the shareholders, at any one time. The Company believes, however, that the longer terms associated with the classified Board of Trust Managers will help to ensure continuity and stability of the Company's management and policies.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of the Company's capital shares or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and some, or a majority, of its shareholders. Accordingly, under certain circumstances shareholders could be deprived of opportunities to sell their shares of Common Shares at a higher price than might otherwise be available.

NUMBER OF TRUST MANAGERS; REMOVAL; FILLING VACANCIES

     Subject to any rights of holders of Preferred Shares to elect additional trust managers under specified circumstances ("Preferred Holders' Rights"), the Declaration of Trust provides that the number of trust managers will be fixed by, or in the manner provided in, the Bylaws, but must not be more than 25 nor less than one. See "Description of Preferred Shares -- Voting Rights" below. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, the number of trust managers will be fixed by the Board of Trust Managers, but must not be more than 25 or less than three. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, and unless the Board of Trust Managers otherwise determines, any vacancies (other than vacancies created by an increase in the total number of trust managers) will be filled by the affirmative vote of a majority of the remaining trust managers, although less than a quorum, and any vacancies created by an increase in the total number of trust managers may be filled by a majority of the entire Board of Trust Managers. Accordingly, the Board of Trust Managers could temporarily prevent any shareholder from enlarging the Board of Trust Managers and then filling the new trust manager position with such shareholder's own nominees.

     The Declaration of Trust and the Bylaws provide that, subject to any Preferred Holders' Rights, trust managers may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares entitled to vote generally in the election of trust managers, voting together as a single class.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF TRUST MANAGERS

     The Declaration of Trust provides that, in determining what is in the best interest of the Company in evaluating a "business combination," "change in control" or other transaction, a trust manager of the Company shall consider all of the relevant factors. These factors may include (i) the immediate and long-term effects of the transaction on the Company's shareholders, including shareholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price would be obtained for the Company's stock or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues raised by the transaction; and
(viii) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Board of Trust Managers may consider subjective factors affecting a proposal, including certain nonfinancial matters, and, on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's shareholders.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Bylaws provide for an advance notice procedure for shareholders to make nominations of candidates for trust manager or bring other business before an annual meeting of shareholders of the Company (the "Shareholder Notice Procedure").

     Pursuant to the Shareholder Notice Procedure (i) only persons who are nominated by, or at the direction of, the Board of Trust Managers, or by a shareholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which trust managers are to be elected, will be eligible for election as trust managers of the Company and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board of Trust Managers or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. In general, for notice of shareholder nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Trust Managers a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Trust Managers, to inform shareholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of shareholders.

Although the Bylaws do not give the Board of Trust Managers power to block shareholder nominations for the election of trust managers or proposal for action, the Shareholder Notice Procedure may have the effect of discouraging a shareholder from proposing nominees or business, precluding a contest for the election of trust managers or the consideration of shareholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management proposal or slate of trust managers, without regard to the merits of such proposal or slate.

PREFERRED SHARES

     The Declaration of Trust authorizes the Board of Trust Managers to establish one or more series of Preferred Shares and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. See "Description of Preferred Shares." The Company believes that the ability of the Board of Trust Managers to issue one or more series of Preferred Shares will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. The authorized Preferred Shares are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded at the time of issuance or proposed issuance. Although the Board of Trust Managers has no present intention to do so, it could, in the future, issue a series of Preferred Shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then-prevailing market prices for their Common Shares.

AMENDMENT OF DECLARATION OF TRUST

     The Declaration of Trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the Declaration of Trust relating to "business combinations" or "control shares" (as described below under "-- Business Combinations" and "-- Control Share Acquisitions") may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Declaration of Trust authorizes the Board of Trust Managers, subject to any rights of holders of any series of Preferred Shares, to create and issue rights entitling the holders thereof to purchase from the Company Equity Shares or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Trust Managers. This provision is intended to confirm the authority of the Board of Trust Managers to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

BUSINESS COMBINATIONS

     The Declaration of Trust establishes special requirements with respect to "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares (an "Interested Shareholder"), subject to certain exemptions. In general, the Declaration of Trust provides that an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the Company for a period of five years following the date he becomes an Interested Shareholder. Thereafter, pursuant to the Declaration of Trust, such transactions must be (i) approved by the Board of Trust Managers of the Company and (ii) approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the holders of Equity Shares receive a minimum price (as defined in the Declaration of Trust) for their shares and the consideration is received in cash or in the same form as previously paid by the

Interested Shareholder for his shares. These provisions of the Declaration of Trust do not apply, however, to business combinations that are approved or exempted by the Board of Trust Managers of the Company prior to the time that the Interested Shareholder becomes an Interested Shareholder.

CONTROL SHARE ACQUISITIONS

     The Declaration of Trust provides that "control shares" of the Company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by the holders of Equity Shares, excluding shares as to which the acquiror, officers of the Company and employees of the Company who are also trust managers have the right to vote or direct the vote. "Control shares" are Equity Shares which, if aggregated with all other Equity Shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of the outstanding voting shares of the Company. Control shares do not include Equity Shares that the acquiring person is entitled to vote on the basis of prior shareholder approval. A "control share acquisition" is defined as the acquisition of control shares, subject to certain exemptions enumerated in the Declaration of Trust.

     The Declaration of Trust provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the Board of Trust Managers of the Company to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the Equity Shares. If no request for a meeting is made, the Declaration of Trust permits the Company itself to present the question at any shareholders' meeting.

     Pursuant to the Declaration of Trust, if voting rights are not approved at a shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Declaration of Trust, then, subject to certain conditions and limitations set forth in the Declaration of Trust, the Company will have the right to redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights of the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Under the Declaration of Trust, if voting rights for control shares are approved at a shareholders' meeting and, as a result, the acquiror would be entitled to vote a majority of the Equity Shares entitled to vote, all other shareholders will have the rights of dissenting shareholders under the Texas Real Estate Investment Trust Act (the "TRA"). The Declaration of Trust provides that the fair value of the Equity Shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and that certain limitations and restrictions of the TRA otherwise applicable to the exercise of dissenters' rights do not apply.

     These provisions of the Declaration of Trust do not apply to Equity Shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or if the acquisition is approved or excepted by the Declaration of Trust or Bylaws of the Company prior to a control share acquisition.

OWNERSHIP LIMIT

     The limitation on ownership of shares of Common Shares set forth in the Company's Declaration of Trust, as well as the provisions of the TRA, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Description of Common
Shares -- Ownership Limits and Restrictions on Transfer."

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances. A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX QUALIFIED RETIREMENT PLAN, AN INDIVIDUAL RETIREMENT ACCOUNT ("IRA") OR A GOVERNMENTAL, CHURCH OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SECURITIES BY SUCH PLAN OR IRA.

FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS

     A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any portion of the ERISA Plan's assets in the Securities. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (iv) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA or certain other plans (collectively, a "Plan") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the Securities might constitute or give rise to a direct or indirect prohibited transaction.

PLAN ASSETS

     The prohibited transactions rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the "plan assets" of a Plan. The "plan assets" of a Plan include the Plan's interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term "plan assets" is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the "DOL Regulation") setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute "plan assets." The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a "publicly offered security," the Plan's assets generally would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Securities will be sold in an offering registered under the Securities Act and registered under Section 12(b) of the Exchange Act.

     The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be "widely held" solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company expects the Securities to be "widely held" upon completion of any offering.

     The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as will be the case with any offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Declaration of Trust on the transfer of the Securities are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the Securities to be "freely transferable." See "Common Shares -- Ownership Limits and Restrictions on Transfer." The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the Securities. Any additional transfer restrictions imposed on the transfer of the Securities will be discussed in the applicable Prospectus Supplement.

     Assuming that the Securities will be "widely held" and "freely transferable," the Company believes that the Securities will be publicly offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be "plan assets" of any plan that invests in the Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the
Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement, of which this Prospectus is a part, under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed under the Exchange Act by the Company (Exchange Act file number 1-13038) with the Commission and are incorporated herein by reference:

           1. The Company's Registration Statement on Form 8-B filed on March 24, 1997 registering the Common Shares of the Company under
              Section 12(b) of the Exchange Act.

           2. The Proxy Statement in connection with the Company's 1997 Annual Meeting of Stockholders.

           3. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on April 30, 1997 and May 16, 1997.

           4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

           5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended on August 28, 1997.

           6. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as amended on December 5, 1997.

           7. The Company's Current Report on Form 8-K dated January 29, 1997 and filed March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997.

           8. The Company's Current Report on Form 8-K dated February 28, 1997 and filed March 17, 1997, as amended on March 21, 1997.

           9. The Company's Current Report on Form 8-K dated April 9, 1997 and filed April 10, 1997, as amended on April 24, 1997.

          10. The Company's Current Report on Form 8-K dated April 22, 1997 and filed April 24, 1997.

          11. The Company's Current Report on Form 8-K dated May 8, 1997 and filed May 12, 1997.

          12. The Company's Current Report on Form 8-K dated June 20, 1997 and filed September 30, 1997, as amended on October 1, 1997.

          13. The Company's Current Report on Form 8-K dated July 22, 1997 and filed July 23, 1997.

          14. The Company's Current Report on Form 8-K dated August 11, 1997 and filed August 13, 1997.

          15. The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 22, 1997.

          16. The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 30, 1997, as amended on October 1, 1997.

          17. The Company's Current Report on Form 8-K dated September 28, 1997 and filed October 27, 1997, as amended on November 25, 1997.

          18. The Company's Current Report on Form 8-K dated September 30, 1997 and filed September 30, 1997, as amended on October 1, 1997.

          19. The Company's Current Report on Form 8-K dated September 30, 1997 and filed October 1, 1997, as amended on October 9, 1997.

          20. The Company's Current Report on Form 8-K dated October 8, 1997 and filed October 14, 1997.

          21. The Company's Current Report on Form 8-K dated October 22, 1997 and filed October 28, 1997.

     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas 76102, Attention: Company Secretary (telephone number: (817) 877-0477).

                                    EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K (i) dated January 29, 1997 and filed on March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997, (ii) dated February 28, 1997 and filed on March 17, 1997, as amended on March 21, 1997, (iii) dated June 20, 1997 and filed on September 30, 1997, as amended on October 1, 1997, (iv) dated September 22, 1997 and filed on September 30, 1997, as amended on October 1, 1997, (v) dated September 30, 1997 and filed on September 30, 1997, as amended on October 1, 1997, and (vi) dated October 22, 1997 and filed on October 28, 1997, respectively, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

     The legality of the issuance of the Securities will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C. Certain legal matters relating to federal income tax considerations will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, which will rely, as to all Texas franchise tax matters upon the opinion of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

          ============================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
              PROSPECTUS SUPPLEMENT
The Company.................................   S-3
Use of Proceeds.............................   S-3
Management..................................   S-4
Structure of the Company....................   S-4
Federal Income Tax Considerations...........   S-6
Plan of Distribution........................  S-20
Legal Matters...............................  S-21
                    PROSPECTUS
The Company.................................     2
Risk Factors................................     2
Use of Proceeds.............................     7
Ratios of Earnings to Fixed Charges and
  Preferred Shares Dividends................     7
Description of Preferred Shares.............     7
Description of Common Shares................    12
Description of Common Share Warrants........    14
Certain Provisions of the Declaration of
  Trust, Bylaws and Texas Law...............    15
ERISA Considerations........................    18
Plan of Distribution........................    20
Available Information.......................    21
Incorporation of Certain Documents by
  Reference.................................    21
Experts.....................................    22
Legal Matters...............................    23

          ============================================================
          ============================================================
                                5,375,000 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES
                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                               December 12, 1997
          ============================================================